News Release 116 December 13, 2011 Liberty Star Uranium & Metals Corp. LBSR: OTCBB LBVN: Frankfurt http://www.LibertyStarUranium.com FOR IMMEDIATE RELEASE

Liberty Star Receives Technical Report on the Big Chunk Super Project from SRK Consulting

TUCSON, Ariz--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSR) is pleased to announce the Company has received SRK Consulting’s (“SRK”) NI 43-101 style technical report (The “Report”) covering the Company’s Big Chunk Super Project for porphyry copper, gold and molybdenum in southwestern Alaska.  The report took nearly a year to complete and compares the Pebble deposit and the Big Chunk project point by point including geology, geochemistry, geophysics of four different types, and rock types from both locations.  The Report finds that all of the Big Chunk drill holes drilled in the 2004-05 field seasons were in porphyry copper propylitic alteration zones just like the propylitic zone around Pebble.  Because of the spread of the drill holes this means that multiple porphyry systems were encountered.

The 194 page report is extensive will be posted on our web site shortly: http://www.libertystaruranium.com/www

James Briscoe, Liberty Star’s CEO and Chief Geologist comments “the SRK technical report, substantiates what we have surmised about the area; there are multiple targets that, according to the latest imaging techniques, mirror what we know exists at the nearby Pebble Project, perhaps the largest gold-copper porphyry systems in the world.   With the prices of copper, gold and moly at such high levels the time has arrived to pick the best targets on the Big Chunk claims and move to the next phase of exploration—drilling.  I am currently working on detailed drilling plans and have tasked our President Larry Liang to find proper funding for the project.  We are discussing this with multiple potential partners both domestic and foreign.”

Highlights of the SRK Report

The Report is signed by SRK Registered Geologists and Qualified Persons, Alan Moran, Dr. Jan Rasmussen and Corolla Hoag.  The Report draws on technical data which includes two ZTEM reports over both the north and south blocks of the Big Chunk exploration zone: one commissioned by the Company and the other by U5 Resources Inc., a wholly owned subsidiary of Northern Dynasty Minerals Ltd. (“Northern Dynasty”) (AMEX:NAK).  The Company has relied on information largely gathered by independent experts to further understanding of Liberty Star’s Big Chunk holdings. In addition to the professionals at SRK, the Company has engaged  highly regarded consultants specializing in mining and mineral exploration, geophysics (aeromagnetic studies, electrical geophysics  IP, and ZTEM), mineral exploration geochemistry, caldera geology, GIS and ARC GIS computer map making, and computer design of field compatible portable PCs including associated data collection software.

According to the Report, SRK concludes:

1)       “… the best targets identified by the geochemical sampling and geophysical surveys of 2009, have yet to be drilled.” (pg. 3 )

2)      “SRK has reviewed the existing data and concludes the project information generated to date has defined exploration concepts and specific exploration targets that are worthy of follow-up work, primarily exploration drilling on defined targets.”

3)       “SRK recommends the 2011-2012 Liberty Star’s proposed Phase 1 Exploration program and believes it is justified.  Primary Phase 1 exploration is composed of two phases.  Phase 1a consists of a program of ZTEM geophysical data analysis, some of which is being done by Northern Dynasty (mostly complete) and follow-up geochemical studies for approximately $640,000.  Phase 1b consists of a drilling program of approximately 7 months with 4 core rigs and full helicopter and fixed wing remote field camp support for approximate $24.3 million.  The total program for an estimated 12 to 18 month program would be approximately $25 million.” This is to drill 4 holes in each of the ZTEM/geochemical 6 to 12 targets to a depth of 3,000 feet.  The objective is to pick the best of the anomalies, and then move to definition drilling.

4)      “The drilling at Big Chunk has not yet thoroughly tested the type, character and distribution of mineralization.  Indications of porphyry Copper- Gold mineralization are present although the drilling has only intercepted the outer or upper propylitic alteration zones that normally surround a porphyry Copper-Gold system.” ( Pg. 54-55) This is based on the Lowell-Guilbert porphyry copper model, well-known throughout the porphyry copper community.
According to Northern Dynasty the immediately adjacent Pebble porphyry Copper – Gold mineral body is one of the largest such systems in the world.  Liberty Star’s geochemical approach, base line tested over the Pebble deposit in the field seasons of 2004 and 2005, actually identified the Pebble West mineral zone and an anomaly over the then yet to be discovered Pebble East zone, buried beneath 1,500 feet of post mineral cover.  Step out drilling in mid-2005 intercepted the East Pebble zone in the area of the Company’s geochemical anomaly. This geochemical success was verified by the US Geological Survey in 2010.  The Company’s geochemistry over the Big Chunk shows the same type of anomalies.  ZTEM over the Pebble, run contemporaneously with the Company’s ZTEM over the Big Chunk South Block, shows characteristic porphyry copper responses over Pebble.  Over Big Chunk South ZTEM identified six to seven of the same type of porphyry copper anomalies (SRK Report Pg. 67).   2011 ZTEM on Big Chunk North shows a large anomaly there also.  Further analysis by Liberty Star staff suggests another four porphyry copper style anomalies for a total of six to twelve anomalies within the BCSP claims area.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Safe Harbor

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that a buried porphyry copper-gold system may be indicated; that there are multiple targets and that this may be the largest gold copper system in the world; that we are discussing funding with several funding partners; and that we will be able to carry out the recommended exploration.
Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; we may not locate or agree to terms with potential partners for their incurring of exploration costs, we may not be able to get equipment or labor as we need it; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact

Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433 or 520-731-8786
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
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